Exhibit 107

Calculation of Filing Fee Tables

Form SF-1
(Form Type)

PUBLIC SERVICE COMPANY OF NEW MEXICO	PNM ENERGY TRANSITION BOND COMPANY I, LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Debt	Senior Secured Energy Transition Bonds, Series A	Rule 457(o)	$345,000,000	100%	$345,000,000	0.0001102	$38,019
	Total Offering Amounts					$345,000,000		$38,019
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$38,019

(1)	Estimated solely for the purpose of calculating the registration fee.